Exhibit 4.1


                                                       EXECUTION COPY





                             AMENDMENT dated as of September 22,
                      1996, to the Rights Agreement dated as of June 25, 1992, as amended by the First Amendment dated as of October 26, 1992, and the Amendment dated as of May 10, 1994 (as amended, the "Rights Agreement"), by ULTRAMAR CORPORATION.

          Pursuant to the terms of the Rights Agreement and in accordance with Section 26 thereof, the following actions are hereby taken:

          Section 1. Amendments to Rights Agreement. The Rights
Agreement is hereby amended as follows:

          (a) The definition of "Acquiring Person" in Section 1 is amended by

               (i) deleting the word "or" immediately before "(b)" in the first sentence of such definition and inserting "," in its place; and

               (ii) deleting the "." at the end of clause (y) after the word "occur" at the end of the first sentence of such definition and inserting in its place ",(c) Diamond Shamrock, Inc. ("DSI") or any of its wholly-owned subsidiaries (i) solely as a result of the execution and delivery of (x) the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 22, 1996, between the Company and DSI or (y) the Stock Option Agreement (the "Option Agreement"), dated as of September 22, 1996, between the Company, as Issuer, and DSI, as Grantee, or the consummation of the transactions contemplated by the Merger Agreement or the Option Agreement, or (ii) solely as a result of DSI or any of its wholly-owned subsidiaries being or becoming the Beneficial Owner of not more than 2% of the Common Shares then outstanding in addition to the Common Shares that DSI has become the Beneficial Owner of as a result of the execution and delivery of the Option Agreement but excluding for the purposes of determining whether such 2% limitation has been exceeded Common Shares that DSI would be deemed the Beneficial Owner of because any DSI Benefit Plan (as that term is defined in the Merger Agreement) is the Beneficial

          Owner of such Common Shares as of the date of this Amendment, or (d) a Person (i) solely as a result of such Person taking an assignment or transfer of DSI's rights under the Option Agreement, in accordance with the terms thereof, or the consummation of the transactions contemplated thereby following any such assignment or transfer, or (ii) solely as a result of such Person being or becoming the Beneficial Owner of not more than 2% of the Common Shares then outstanding in addition to the Common Shares that such Person has become the Beneficial Owner of as a result of the assignment or transfer of the Option Agreement in accordance with its terms but excluding for the purposes of determining whether such 2% limitation has been exceeded Common Shares that such Person would be deemed the Beneficial Owner of because any employee benefit plan of such Person is the Beneficial Owner of such Common Shares as of the date of such assignment or transfer."

          (b) A new Section 33 is added as follows:

          "Section 33. Merger with DSI. Notwithstanding any provision herein to the contrary, (i) neither DSI nor any of its wholly-owned subsidiaries shall be considered an Acquiring Person under this Rights Agreement, no Distribution Date shall occur, and no Rights shall be exercisable pursuant to Section 7, Section 11 or any other provision hereof, (x) solely as a result of the approval, execution or delivery of the Merger Agreement or the Option Agreement or the consummation of the transactions contemplated by the Merger Agreement or the Option Agreement, or (y) solely as a result of DSI or any of its wholly- owned subsidiaries being or becoming the Beneficial Owner of not more than 2% of the Common Shares then outstanding in addition to the Common Shares that DSI has become the Beneficial Owner of as a result of the execution and delivery of the Option Agreement but excluding for the purposes of determining whether such 2% limitation has been exceeded Common Shares that DSI would be deemed the Beneficial Owner of because any DSI Benefit Plan (as that term is defined in the Merger Agreement) is the Beneficial Owner of such Common Shares as of the date of this Amendment, and (ii) no Person shall be considered an Acquiring Person under this Rights Agreement, no Distribution Date shall occur, and no Rights shall be exercisable pursuant to
     Section 7, Section 11 or any other provision hereof, (x) solely as a result of such Person taking an assignment or transfer of DSI's rights under the Option agreement, in accordance with the terms thereof, or the consummation of the transactions contemplated thereby following any such assignment or transfer, or (y) solely as a result of such Person being or becoming the Beneficial Owner of not more than 2% of the Common Shares then outstanding in addition to the Common Shares that such Person has become the Beneficial Owner of as a result of the assignment or transfer of the Option Agreement in accordance with its terms but excluding for the purposes of determining whether such 2% limitation has been exceeded Common Shares that such Person would be deemed the beneficial Owner of because any employee benefit plan of such Person is the Beneficial Owner of such Common Shares as of the date of such assignment or transfer."

          Section 2. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

          Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts to be made and performed entirely within such State.


          IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the day and year first above written.

                                    ULTRAMAR CORPORATION,


                                    By: /s/ Patrick J. Guarino
                                       ------------------------------
                                       Name:  Patrick J. Guarino
                                       Title: Vice President, General
                                              Counsel and Secretary